Exhibit 99.1

The Real Good Food Company Reports Third Quarter 2022 Financial Results and Provides Preliminary 2023 Outlook

CHERRY HILL, N.J., November 10, 2022 — The Real Good Food Company, Inc. (Nasdaq: RGF) (“Real Good Foods” or the “Company”), an innovative, high-growth, branded, health- and wellness-focused frozen food company, today reported financial results for its third quarter ended September 30, 2022.

Management Commentary

Bryan Freeman, Executive Chairman, said: “The categories we compete in continue to grow and have historically performed even better in recessionary periods. Our brand health indicators remain strong, highlighted by continued growth in our brand’s industry leading household penetration rate, which increased to 8.5% this October. The new products we introduced this year (multi-serve Asian Entrees, Breaded Poultry and Breakfast Bowls) continue to gain solid traction as evidenced by strong velocity and the 39K distribution points we have secured and will be rolled out over the coming months. Each of these products help to modernize frozen foods with new options that are low in carbohydrates and sugar, high in protein, and made from gluten and grain free real ingredients. These delicious products are a result of our mission to make our favorite foods more nutritious and help our customers achieve a healthier lifestyle. With 1 in 12 US households buying our products, we know we are having a positive impact. I believe we will see this continue to grow in the future and that is why we see at least 30% growth to $200M in revenue for 2023.”

Gerard Law, Chief Executive Officer, added: “Our Bolingbrook facility continued to ramp production in the third quarter towards its expected $250-300 million capacity and is now in the final and most-efficient start-up phase. Gross margins in the third quarter were below our expectations owing in part to what I would characterize as startup blues at our Bolingbrook facility. We have largely worked through these start-up related issues and I am happy to report that in recent weeks production has significantly increased and efficiencies are nearing targeted levels. As we continue to improve plant efficiencies, implement automation and benefit from lower commodity costs, we expect gross margins to improve significantly in the fourth quarter and in 2023. In summary, we are well positioned to produce profitable growth and are committing to generating positive operating cash flow in 2023.” concluded Law.

Third Quarter 2022 Highlights

•	Net sales in the third quarter increased 63.2% year-over-year to $37.6 million

•	Household penetration increased to 8.6% in October 2022 compared to 6.1% in October 2021

•	Secured commitments for 15K new distribution points for our new products bringing YTD total to 39K

•	New Bolingbrook facility start-up almost complete – currently in final and most efficient phase

Financial Results for the Quarter Ended September 30, 2022

Net sales grew 63.2% to $37.6 million in the third quarter of 2022, as compared to $23.0 million in the third quarter of 2021. The increase was primarily due to strong growth in sales volumes in the Company’s core product lines, driven by greater demand from existing retail and club customers, and to a lesser extent, new customers.

Gross profit decreased by $0.6 million to $1.8 million, or 4.7% of net sales, in the third quarter of 2022, as compared to $2.4 million, or 10.2% of net sales, in the third quarter of 2021. The decrease in gross profit was primarily driven by higher raw material costs, as well as an increase in plant manufacturing costs related to the start-up of the Company’s new manufacturing facility in Bolingbrook, IL – partially offset by a more favorable product mix weighted towards self-manufactured products, which carry higher margins. The Company believes the higher raw material costs have begun to normalize and will start to benefit margins beyond the third quarter of 2022.

Adjusted gross profit, a non-GAAP term, increased by $2.0 million to $5.9 million, reflecting an adjusted gross margin of 15.8% of net sales, in the third quarter of 2022, as compared to $3.9 million, or an adjusted gross margin of 17.1% of net sales, in the third quarter of 2021. The increase in adjusted gross profit was primarily due to the increase in net sales, including in the amount of products sold that were self-manufactured, as well as higher net price realization, partially offset by increases in manufacturing and raw materials costs.

Total operating expenses increased by $4.5 million to $12.4 million in the third quarter of 2022, as compared to $7.9 million in the third quarter of 2021. The increase in operating expenses was primarily driven by increased personnel expenses related to the build-out of the Company’s operations, finance and leadership teams and increases in research and development.

Adjusted EBITDA, a non-GAAP term, totaled a loss of $3.8 million in the third quarter of 2022, as compared to a loss of $2.7 million in the third quarter of 2021. The decrease in adjusted EBITDA was driven by lower gross profit, prior to the normalization in manufacturing costs observed subsequent to the end of the third quarter.

Loss from operations increased by $5.1 million to $10.6 million in the third quarter of 2022, as compared to $5.6 million in the third quarter of 2021. The increase in loss from operations was primarily due to the aforementioned increase in operating expenses.

Net loss increased by $1.3 million to $13.1 million in the third quarter of 2022, as compared to $11.8 million in the third quarter of 2021. The increase in net loss was attributable to the decrease in gross margin and increases in operating expenses described above.

Balance Sheet Highlights

As of September 30, 2022, the Company had cash and cash equivalents of $5.4 million (which includes $2.3 million of restricted cash) and total debt was $61.4 million. The Company believes that its cash balance and cash flow from operations – together with borrowing capacity under its credit facilities and the lowering of inventory on-hand to more normalized levels – is sufficient to fund the business for the foreseeable future.

Outlook

The Company is maintaining its guidance for the year ending December 31, 2022:

•	Net sales to be at the lower end of the guided range of approximately $155 million to $160 million, reflecting an increase of 84% to 90% as compared to 2021

•	Adjusted gross margin in the range of 19% to 21%

•	Adjusted EBITDA loss to be at the lower end of the guided range of approximately $7.0 million to $9.0 million

The Company is also providing preliminary guidance for the year ending December 31, 2023:

•	Net sales of at least $200 million

•	Adjusted gross margin of at least 24%

•	Adjusted EBITDA in the mid-to-high single-digit millions range

Long-term, the Company continues to expect:

•	Net sales of approximately $500 million

•	Adjusted gross margin of 35%

•	Adjusted EBITDA margin of 15%

The Company is not providing guidance for gross margin or net loss, the most directly comparable GAAP measures, and similarly cannot provide a reconciliation between its forecasted adjusted gross margin and GAAP gross margin and adjusted EBITDA and net loss without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control, may vary significantly between periods and could significantly impact future financial results.

Conference Call and Webcast Details

Management will host an investor conference call at 8:30 a.m. Eastern time on Friday, November 11, 2022 to discuss Real Good Foods’ third quarter financial results, provide a corporate update, and conclude with a question and answer session with telephone participants. To participate, please use the following information:

Q3 2022 Conference Call and Webcast

Date: Friday, November 11, 2022

Time: 8:30 a.m. Eastern time

U.S./Canada Dial-in: 1-877-451-6152

International Dial-in: 1-201-389-0879

Conference ID: 13734162

Webcast: RGF Q3 FY22 Webcast

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A telephone playback of the call will be available through Friday, November 25, 2022. To listen, call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally. Please use the replay pin number 13734162. A webcast will also be available by clicking here: RGF Q3 FY22 Webcast.

About The Real Good Food Company

Real Good Foods (NASDAQ: RGF) is a leading health and wellness frozen foods company, providing a better way to enjoy your favorite foods. The Company’s mission is to provide “Real Food You Feel Good About Eating”, making delicious, nutritious foods that are low in sugar, low in carbohydrates and high in protein. The Real Good Foods family of products includes breakfast, lunch, dinner, and snacks – available in over 16,000 stores nationwide with additional direct-to-consumer options.

To learn more, please visit our website at realgoodfoods.com or join us on social media @realgoodfoods – where we maintain some of the largest followings in the frozen food industry today.

Non-GAAP Financial Measures

In addition to the Company’s financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes that adjusted gross profit, adjusted gross margin, and adjusted EBITDA, each of which is a non-GAAP financial measure, are useful performance measures and metrics for investors to evaluate current trends in its operations and compare the ongoing financial and operating performance of our business from period to period. In addition, management uses these non-GAAP financial measures to assess our operating performance and for internal planning purposes. The Company also believes these measures are widely used by investors, securities analysts, and other parties in evaluating companies in our industry as measures of financial and operational performance. However, the non-GAAP financial measures included in this press release have limitations and should not be considered in isolation, as substitutes for, or as superior to, performance measures calculated in accordance with GAAP. Other companies may calculate these measures differently, or may not calculate them at all, which limits the usefulness of these measures as comparative measures. Because of these limitations, the Company considers, and you should consider, these non-GAAP financial measures with other operating and financial performance measures presented in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding its projected financial results, including net sales, adjusted gross margin, and adjusted EBITDA and its ability to increase production at its new facility, improve profitability and meet its long-term growth objectives. The Company has attempted to identify forward-looking statements by using words such as “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting the Company’s business and industry and are based on information available as of the time such statements are made. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, it cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause its actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2021.

In addition, readers are cautioned that the Company may make future changes to its business and operations in response to the impacts of the COVID-19 pandemic, supply chain disruptions and macroeconomic challenges, or in response to other business developments, which changes may be inconsistent with the Company’s prior forward-looking statements, and which may not be disclosed in future public announcements.

Investor Relations Contact

Chris Bevenour

(856) 955-1453

ir@realgoodfoods.com

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	AS OF
	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$3,040	$27,435
Accounts receivable, net	17,510	8,968
Inventories	35,118	16,622
Other current assets	5,307	9,927

Total current assets	60,975	62,952
Property and equipment, net	35,213	10,289
Operating lease right-of-use assets	11,232	12,127
Deferred loan cost	1,053	818
Goodwill	12,486	12,486
Restricted Cash	2,313	2,310
Other noncurrent assets	187	1,162

Total assets	$123,459	$102,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,239	$15,205
Operating lease liabilities	1,407	1,040
Finance lease liabilities	2,127	198
Business acquisition liabilities, current portion	920	8,111
Accrued and other current liabilities	1,475	6,763
Current portion of long-term debt	359	328

Total current liabilities	25,528	31,645

Revolving line of credit/capex line	47,515	17,501
Lease line of credit	10,213	7,258
Long-term operating lease liabilities	10,408	11,249
Long-term finance lease liabilities	14,598	154
Term Loan	10,000	—
Long-term Business acquisition liabilities	2,654	3,352
Other long term liabilities	138	—

Total Liabilities	121,054	71,159
Commitments and contingencies (Note 12)
Stockholders’ Equity:
Class A common stock, $0.0001 par value—100,000,000 shares authorized; 6,199,885 and 6,169,885 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1	1
Class B common stock, $0.0001 par value—25,000,000 shares authorized; 19,552,681 and 19,577,681 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	54,911	49,693
Accumulated deficit	(18,246)	(10,143)

Total stockholders’ equity attributable to The Real Good Food Company, Inc.	36,668	39,553
Non-controlling interest	(34,263)	(8,568)

Total stockholders’ equity	2,405	30,985

Total liabilities and stockholders’ equity	$123,459	$102,144

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share/unit and per share/unit data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021
Net sales	$37,550	$23,014	$105,935	$58,477
Cost of sales	35,782	20,659	97,569	49,447

Gross profit	1,768	2,355	8,366	9,030

Operating expenses:
Selling and distribution	4,615	4,323	14,851	10,291
Marketing	1,659	1,732	4,617	3,119
Administrative	6,142	1,875	18,009	7,677

Total operating expenses	12,416	7,930	37,477	21,087

Loss from operations	(10,648)	(5,575)	(29,111)	(12,057)
Interest expense	2,469	839	4,650	4,322
Other expense	—	(309)	—	(309)
Change in fair value of convertible debt	—	5,730	—	6,100

Loss before income taxes	(13,117)	(11,835)	(33,761)	(22,170)
Income tax expense	—	—	—	—

Net Loss	$(13,117)	$(11,835)	$(33,761)	$(22,170)
Less: net loss attributable to non-controlling interest	(9,969)	—	(25,659)
Preferred return on Series A preferred units	—	146	—	438

Net loss attributable to The Real Good Food Company, Inc.	$(3,148)	$(11,981)	$(8,102)	$(22,608)

NON-GAAP FINANCIAL MEASURES – RECONCILIATION

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021
Gross Profit	$1,768	$2,355	$8,366	$9,030
Start-up and idle capacity costs (1)	3,932	904	8,804	2,398
Costs related to the COVID-19 pandemic (2)	249	682	2,021	1,175

Adjusted Gross Profit	$5,949	$3,941	$19,191	$12,603

Adjusted Gross Margin	15.8%	17.1%	18.1%	21.6%

(1)

Represents start-up costs associated with commencing operations at our City of Industry and Bolingbrook facilities and other costs associated with temporary manufacturing capacity at our City of Industry and Bolingbrook facilities, including indirect labor costs, utility costs, and rent.

(2)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021
Net Loss	$(13,117)	$(11,835)	$(33,761)	$(22,170)
Depreciation and amortization	971	344	1,775	791
Provision for income tax	—	—	—	—
Interest expense	2,469	839	4,650	4,322
Other Income	—	5,730	—	6,100
Start-up and idle capacity costs (1)	3,932	904	8,804	2,398
Costs related to the COVID-19 pandemic (2)	249	682	2,021	1,175
Share-based compensation (3)	1,735	0	5,168	36
Transaction expenses (4)	—	652	—	3,353
Other (5)	—	—	25	—
Bolingbrook start-up administrative costs (6)	—	—	1,017	—

Adjusted EBITDA	$(3,761)	$(2,684)	$(10,301)	$(3,995)

Adjusted EBITDA Margin	(10.0)%	(11.7)%	(9.7)%	(6.8)%

(1)

Represents start-up costs associated with commencing operations at our City of Industry and Bolingbrook facilities and other costs associated with temporary manufacturing capacity at our City of Industry and Bolingbrook facilities, including indirect labor costs, utility costs, and rent.

(2)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.
(3)	Represents equity-based compensation expense.
(4)	Represents costs incurred in connection with pursuing certain strategic and financing transactions, including legal, consulting, and accounting costs.
(5)	Represents other non-recurring administrative costs incurred during the period.
(6)	Represents administrative costs incurred in connection with start-up of the new Bolingbrook Facility.

RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS

NINE MONTHS ENDED SEPTEMBER 30, 2022

	Net Sales	Gross Profit	Gross Margin	Selling Expenses	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$105,935	$8,366	7.9%	$14,851	$4,617	$18,009	$(29,111)	(27.5)%
Items Affecting Comparability:
Start-up and idle capacity costs (1)	—	8,804		—	—	—	8,804
Costs related to the COVID-19 pandemic (2)	—	2,021		—	—	—	2,021
Share-based compensation (3)	—	—		(190)	(1)	(4,976)	5,168
Transaction expenses (4)	—	—		—	—	—	—
Other (5)	—	—		—	—	(25)	25
Bolingbrook start-up administrative costs (6)	—	—		—	—	(1,017)	1,017

Adjusted	$105,935	$19,191	18.1%	$14,661	$4,616	$11,991	$(12,076)	(11.4)%

NINE MONTHS ENDED SEPTEMBER 30, 2021

	Net Sales	Gross Profit	Gross Margin	Selling Expenses	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$58,477	$9,030	15.4%	$10,291	$3,119	$7,677	$(12,057)	(20.6)%
Items Affecting Comparability:
Start-up and idle capacity costs (1)	—	2,398		—	—	—	2,398
Costs related to the COVID-19 pandemic (2)	—	1,175		—	—	—	1,175
Share-based compensation (3)	—	—		—	—	(36)	36
Transaction expenses (4)	—	—		—	—	(3,353)	3,353
Other (5)	—	—		—	—	—	—
Bolingbrook start-up administrative costs (6)	—	—		—	—	—	—

Adjusted	$58,477	$12,603	21.6%	$10,291	$3,119	$4,288	$(5,095)	(8.7)%

THREE MONTHS ENDED SEPTEMBER 30, 2022

	Net Sales	Gross Profit	Gross Margin	Selling Expenses	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$37,550	$1,768	4.7%	$4,615	$1,659	$6,142	$(10,648)	(28.4)%
Items Affecting Comparability:
Start-up and idle capacity costs (1)	—	3,932		—	—	—	3,932
Costs related to the COVID-19 pandemic (2)	—	249		—	—	—	249
Share-based compensation (3)	—	—		(65)	—	(1,670)	1,735
Transaction expenses (4)	—	—		—	—	—	—
Other (5)	—	—		—	—	—	—
Bolingbrook start-up administrative costs (6)	—	—		—	—	—	—

Adjusted	$37,550	$5,949	15.8%	$4,550	$1,659	$4,472	$(4,732)	(12.6)%

THREE MONTHS ENDED SEPTEMBER 30, 2021

	Net Sales	Gross Profit	Gross Margin	Selling Expenses	Marketing Expenses	Administrative Expenses	Income from Operations	Operating Margin
Reported	$23,014	$2,355	10.2%	$4,323	$1,732	$1,875	$(5,575)	(24.2)%
Items Affecting Comparability:
Start-up and idle capacity costs (1)	—	904		—	—	—	904
Costs related to the COVID-19 pandemic (2)	—	682		—	—	—	682
Share-based compensation (3)	—	—		—	—	—	—
Transaction expenses (4)	—	—		—	—	(652)	652
Other (5)	—	—		—	—	—	—
Bolingbrook start-up administrative costs (6)	—	—		—	—	—	—

Adjusted	$23,014	$3,941	17.1%	$4,323	$1,732	$1,223	$(3,337)	(14.5)%

(1)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(2)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.
(3)	Represents equity-based compensation expense.
(4)	Represents costs incurred in connection with pursuing certain strategic and financing transactions, including legal, consulting, and accounting costs.
(5)	Represents other non-recurring administrative costs incurred during the period.
(6)	Represents administrative costs incurred in connection with start-up of the new Bolingbrook Facility.